CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
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We  consent  to incorporation by reference in the Registration Statement on Form
S-8 (SEC File No. 333-74632), filed on December 6, 2001 and the Registration Statement on Form S-8, (SEC File No. 333-89682), filed on June 3, 2002, of our independent auditor's report dated June 27, 2002, relating to the balance sheets of Humatech, Inc. (an Illinois corporation) (SEC File No. 0-28557, CIK # 1102013) as of April 30, 2002 and 2001 and the related statements of operations and comprehensive loss, changes in shareholders' equity and cash flows for the years ended April 30, 2002 and 2001, which report appears in the 2002 Annual Report on Form 10-KSB of Humatech, Inc.


                                        /s/ S.W. Hatfield, CPA
                                        ----------------------
                                        S. W. HATFIELD, CPA

Dallas,  Texas
August  1,  2002